INVESTMENT ADVISORY AGREEMENT

November 15, 2018

MHI Funds, LLC 10 Dixon Avenue
Woodstock, New York 12498

Dear Sir/Madam:

Miller/Howard Funds Trust (the “Fund”), a statutory trust organized under the laws of the state of Delaware, confirms its investment advisory agreement with MHI Funds, LLC (the “Investment Advisor”), as follows:

1.	Investment Description; Appointment

(a)Investment Description. The Fund is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”). The Fund will invest and reinvest its assets in accordance with the investment objective, policies and limitations specified in its Agreement and Declaration of Trust, as amended from time to time (the “Declaration of Trust”), and in its Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-1A under the 1940 Act (as from time to time in effect, the “Registration Statement”), as the Fund may periodically amend such investment objective, policies and limitations. Copies of the Declaration of Trust and the Registration Statement in their form on the date hereof have been submitted to the Investment Advisor.

(b)Appointment of Investment Advisor. The Investment Advisor is engaged to provide investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Fund desires to employ and hereby appoints the Investment Advisor to act as the investment adviser of the Fund and to furnish the investment advisory services described below, subject to the policies of, review by, and overall control of the Board of Trustees of the Fund (the “Board of Trustees,” and each trustee, a “Trustee”), for the period and on the terms and conditions set out in this Agreement. The Investment Advisor accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement. The Investment Advisor for all purposes in this Agreement shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing contained in this Agreement shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund’s common shares of beneficial interest (the “shares”).

2.	Duties of the Investment Advisor

(a)Basic Services

(1)The Investment Advisor shall perform, or arrange for its affiliates or third party vendors to perform, the services necessary for the investment operation of the Fund. The Investment Advisor shall provide the Fund with office space, facilities, equipment, officers and certain clerical personnel (which may be its own). The Investment Advisor, also on behalf of the Fund, shall supervise and coordinate with administrators, fund accountants, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

(2)The Investment Advisor shall authorize and permit any of its principals, officers and employees who may be elected or appointed as Trustees or officers of the Fund to serve in the capacities in which they are elected or appointed. Services to be furnished by the Investment Advisor under this Agreement may be furnished through the medium of any of such principals, officers, or employees. The Investment Advisor generally shall monitor the Fund’s compliance with investment policies and restrictions as set out in filings made by the Fund under the federal securities laws. The Investment Advisor shall make reports to the Board of Trustees of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Fund determines from time to time to be desirable.

(b)Investment Advisory Services. Subject to the supervision, direction and approval of the Board of Trustees, the Investment Advisor shall conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund’s assets. The Investment Advisor is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Fund; (ii) make investment decisions for the Fund; (iii) place purchase and sale orders for portfolio transactions on behalf of the Fund, lend securities and manage otherwise uninvested cash assets of the Fund; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Investment Advisor’s management of the assets of the Fund (in such respect, and only for this limited purpose or to the extent expressly stated elsewhere in this Agreement, the Investment Advisor will act as the Fund’s agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research services to the Fund; (vii) exercise all voting rights in respect of the Fund’s assets; (viii) process and respond to class action lawsuits relating to the portfolio securities of the Fund and any proceeds to the Fund from such lawsuits; and (ix) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes. The Investment Advisor shall in general take such action as is appropriate to effectively manage the Fund’s investment practices. In addition:

(1)The Investment Advisor shall maintain and preserve the records specified in Section 13 of this Agreement and any other records related to the Fund’s transactions as are required under any applicable state or federal securities law or regulation including the 1940 Act, the 1934 Act, and the Advisers Act.

(2)The Investment Advisor shall comply with any procedures provided from time to time to the Investment Advisor by the Fund. The Investment Advisor shall notify the Fund as soon as reasonably practicable upon detection of any material breach of such procedures.

(3)The Investment Advisor shall maintain a written code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Fund, and shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Investment Advisor shall follow such Code of Ethics in performing its services under this Agreement.

(4)The Investment Advisor shall manage the Fund’s assets in accordance with the Fund’s investment objective and policies as adopted by the Fund from time to time. The Investment Advisor also shall manage the investments of the Fund in a manner consistent with any and all applicable investment restrictions (including diversification requirements) contained in the 1940 Act and the rules under the 1940 Act, any SEC order issued to the Fund, and any applicable state securities law or regulation.

3.	Information and Reports

The Investment Advisor shall keep the Fund informed of developments relating to the Investment Advisor’s duties as investment adviser of which the Investment Advisor has, or should have, knowledge that would materially affect the Fund. In this regard, the Investment Advisor shall provide the Fund and its officers with such periodic reports concerning the obligations the Investment Advisor has assumed under this Agreement as the Fund may from time to time reasonably request. The Investment Advisor shall certify quarterly to the Fund that it and its “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Investment Advisor has done to seek to ensure such compliance in the future. The Investment Advisor shall annually furnish to the Fund a written report, which complies with the requirements of Rule 17j-1, concerning the Investment Advisor’s Code of Ethics. Upon written request of the Fund with respect to violations of the Code of Ethics directly affecting the Fund, the Investment Advisor shall permit representatives of the Fund to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics. The Investment Advisor shall provide the Fund with any information reasonably requested regarding the Investment Advisor’s management of the Fund required for any shareholder report or amended registration statement to be filed by the Fund with the SEC.

4.	Standard of Care

The Investment Advisor shall exercise its best judgment, act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Investment Advisor will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement. As used in this Section 4, the term “Investment Advisor” will include any affiliates of the Investment Advisor performing services for the Fund contemplated by this Agreement and principals, officers and employees of the Investment Advisor and of such affiliates.

5.	Investment Advisor’s Duties Regarding Fund Transactions

(a)Placement of Orders. The Investment Advisor shall take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Investment Advisor, in its sole discretion, selects. To that end, the Investment Advisor is authorized as the Fund’s agent to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the Fund’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Investment Advisor is subject to the supervision of the Board of Trustees and is directed at all times to seek to obtain best execution and price within any policy guidelines adopted by the Fund, as may be amended from time to time, and is subject to provisions (b), (c) and (d) of this Section 5.

(b)Selection of Brokers and Dealers. Consistent with any policy guidelines adopted by the Fund, in the selection of brokers and dealers to execute portfolio transactions, the Investment Advisor is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Investment Advisor believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Investment Advisor is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Investment Advisor a higher commission than that charged by other brokers and dealers if the Investment Advisor determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Investment Advisor’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Investment Advisor advises.

(c)Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Investment Advisor shall identify and provide a written description to the Board of Trustees of all “soft dollar” arrangements that the Investment Advisor maintains with respect to the Fund or with brokers or dealers that execute transactions for the Fund, and of all research and other services provided to the Investment Advisor by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

(d)Aggregated Transactions. On occasions when the Investment Advisor deems the purchase or sale of a security or other financial instrument to be in the best interests of both the Fund and other client accounts or portfolios that the Investment Advisor manages, the Investment Advisor is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Investment Advisor manages. When an order is so aggregated, the Investment Advisor may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or the transaction is effected on a basis that the Investment Advisor reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients, subject at all times to any allocation policies and procedures of the Fund. The Investment Advisor and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

6.	Compensation

For the services rendered by the Investment Advisor under this Agreement, the Fund will pay the Investment Advisor after the end of each calendar month while this Agreement is in effect a fee for the previous month calculated at an annual rate based on a percentage of the average daily net assets of the separate series of the Fund (“Series”) as follows: 0.65% for the Miller/Howard Income--Equity Fund 0.80% for the Miller/Howard Drill Bit to Burner Tip Fund; and 0.75% for the Miller/Howard Infrastructure Fund. Upon any termination of this Agreement with respect to a Series before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Investment Advisor, the value of the Series’ net assets shall be computed at the times and in the manner specified in the Fund’s Registration Statement as from time to time in effect.

7.	Expenses

(a)The Investment Advisor. Except as may otherwise be provided in Section 7(b) of this Agreement, the Investment Advisor shall: (i) provide the staff and personnel necessary to perform its investment advisory services under this Agreement, assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, provide the office space, facilities, equipment and personnel that it is obligated to provide under this Agreement; and (ii) pay, or cause affiliates to pay, compensation of all officers of the Fund and all Trustees of the Fund who are employees of the Investment Advisor and interested persons of the Fund. As provided in Section 7(b), the Fund shall bear a pro rata portion of the compensation of the Fund’s Chief Compliance Officer and of personnel of the Investment Advisor who perform shareholder servicing functions, such pro rata portion to be supported by detail provided to the Board of Trustees.

(b)The Fund. The Fund is responsible for the payment of all its other expenses incurred in the operation of the Fund, which include, among other things, interest, taxes, banking fees, expenses of legal services, expenses of the auditing and other services of its independent registered public accounting firm, stock exchange listing fees, the costs of shareholder meetings and of preparing, printing, mailing proxy statements and soliciting proxies, costs of printing share certificates (if any) and shareholder reports, charges of the Fund’s custodian, administrator and fund accountant, charges of the transfer agent and dividend disbursing agent, charges of any provider of shareholder services and market support to the Fund, SEC fees, fees of Trustees who are not interested persons of the Fund, expenses of the Trustees, accounting and printing costs, the Fund’s pro rata portion of membership fees in trade organizations, the Fund’s pro rata portion of its Chief Compliance Officer’s compensation, fidelity bond coverage for the Fund’s officers, Trustees and officers liability policy, expenses of qualifying the Fund for sale in various states, expenses and the Fund’s pro rata portion of the compensation of personnel of the Investment Advisor who perform shareholder servicing functions, litigation and other extraordinary or non-recurring expenses, expenditures incurred upon the termination of the Fund, and other expenses properly payable by the Fund including fees payable to the Fund’s various service providers. Such expenses also will include expenses of any action, suit or other proceedings in which or in relation to which, among others, the Investment Advisor or any Trustee is entitled to indemnity by the Fund. The Fund also will be responsible for all commissions and other costs of portfolio transactions and any extraordinary expenses which may be incurred by the Fund from time to time.

8.	Indemnity

(a)Indemnity. The Fund hereby agrees to indemnify the Investment Advisor and each of the Investment Advisor’s directors, officers, employees, and agents (including any individual who serves at the Investment Advisor’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Fund. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

(b)Advances. The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the Board of Trustees determines that the facts then known to it would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of Trustees of the Fund who are neither interested persons of the Fund nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)Determinations. All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of the Disinterested Non-Party Trustees, or (ii) if a majority vote of such Disinterested Non-Party Trustees so directs, independent legal counsel in a written opinion.

(d)Rights not exclusive. The rights accruing to any Indemnitee under this Section 7 shall not exclude any other right to which he may be lawfully entitled.

9.	Services to Other Companies or Accounts

The Fund understands that the Investment Advisor and its affiliates now act, will continue to act and may act in the future as investment manager, adviser, general partner or managing member to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including, but not limited to, offshore entities or private accounts. The Fund has no objection to the Investment Advisor and its affiliates so acting, so long as, whenever the Fund and one or more other investment companies or accounts managed or advised by the Investment Advisor and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula reasonably believed to be equitable to each such company and account and in accordance with such allocation policies and procedures as may be adopted by the Fund from time to time. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. The Fund understands that the persons employed by the Investment Advisor to assist in the performance of the Investment Advisor’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Investment Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Investment Advisor or any of its affiliates, principals, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, so long as such activities do not adversely affect or otherwise impair the performance by the Investment Advisor of its duties and obligations under this Agreement.

10.	Custody

Nothing in this Agreement will require the Investment Advisor to take or receive physical possession of cash, securities, or other investments of the Fund.

11.	Term, Termination, and Amendment of Agreement

(a)Term. This Agreement shall not become effective with respect to a Series unless and until it is approved by the Board of Trustees, including a majority of trustees who are not parties to the Agreement or interested persons of any such party and by the vote of a majority of the outstanding shares of such Series. This Agreement shall come into full force and effect with respect to a Series on the date above first written (the “Effective Date”), subject to its prior approval by the Board of Trustees and Series shareholders (as required by the 1940 Act). Unless terminated in accordance with its terms, this Agreement will continue with respect to each applicable Series for an initial two-year term and, after that initial two-year term, for one-year terms so long as such continuance is specifically approved at least annually as required by the 1940 Act.

(b)Termination. This Agreement may be terminated as to any Series or all Series, without penalty, on sixty (60) days’ prior written notice by: (i) the Board of Trustees; (ii) vote of holders of a majority of the outstanding shares of the applicable Series; or (iii) the Investment Advisor. This Agreement also will terminate automatically in the event of its assignment, except that to the extent consistent with the Advisers Act and the 1940 Act, without the notice to or consent of the applicable Series, the Investment Advisor may be reconstituted or reorganized into any other form of business entity.

(c)Amendment. This Agreement may be amended in writing by mutual consent and in conformity with the requirements of the 1940 Act and the rules under the 1940 Act.

12.	Cooperation with Regulatory Authorities or Other Actions

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

13.	Records

(a)Maintenance of Records. The Investment Advisor undertakes and agrees to maintain, or cause to be maintained, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Investment Advisor’s responsibilities under this Agreement for the Fund (the “Fund’s Books and Records”).

(b)Ownership of Records. The Investment Advisor agrees that the Fund’s Books and Records are the

Fund’s property and agrees to surrender promptly to the Fund the Fund’s Books and Records upon the request of the Fund. The Investment Advisor may, however, retain copies of the records at its own cost. The Fund’s Books and Records shall be made available, promptly upon request, to the Fund’s accountants or auditors during regular business hours at the Investment Advisor’s offices. The Fund or its authorized representatives will have the right to copy any records in the Investment Advisor’s possession that pertain to the Fund. These books, records, information, or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund’s Books and Records shall be returned to the Fund. The Investment Advisor agrees that the policies and procedures it has established for managing the Fund, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of the Fund, shall promptly be made available for inspection by the Fund or its authorized representatives upon reasonable written request.

14.	Conflicts with Fund’s Governing Documents and Applicable Laws

Nothing contained in this Agreement will be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, as they may be amended and/or restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

15.	Governing Law

This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws.

16.	Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected as a result. In the event that the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision may be deemed to incorporate the effect of such rule, regulation or order.

17.	Definitions

The terms “assignment” and “interested person,” when used in this Agreement, have the respective meanings specified in Section 2(a) of the 1940 Act and the rules under the 1940 Act. The term “majority of the outstanding shares” as used in this Agreement means the lesser of (a) sixty-seven percent (67%) or more of the voting shares present at a meeting if more than fifty percent (50%) of the Fund’s outstanding voting shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding voting shares.

18.	Limitation of Liability of the Fund and the Shareholders

None of the Trustees, officers, agents or shareholders of the Fund will be personally liable under this Agreement. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

19.	Use of Name

The name “Miller/Howard Funds Trust” is the designation of the Fund for the time being under the Agreement and Declaration of Trust. The Fund may use any name that includes the word “Miller/Howard” or “Miller” or “Howard” only for so long as this Agreement or any other agreement between the Investment Advisor or any other affiliate of the Investment Advisor and the Fund or any extension, renewal or amendment of this Agreement or such other agreement remains in effect, including any similar agreement with any organization that succeeds to the Investment Advisor’s business as investment adviser. At such time as such an agreement is no longer be in effect, the Fund shall (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Investment Advisor or any organization that has succeeded to the Investment Advisor’s business.

20.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy.

[Signature page follows]

:

Very truly yours,

MILLER/HOWARD FUNDS TRUST

By: _________________________

Name:

Title:

Agreed to and accepted:

MHI FUNDS, LLC

                        By:_______________________

    Name:

    Title: